UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 24, 2007

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51990	84-1288730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On December 24, 2007, the board of directors of Liberty Media Corporation (the “Registrant”) granted to each person serving as a nonemployee director of the Registrant and to Robert R. Bennett options to acquire 1,650 shares of the Registrant’s Series A Liberty Capital common stock (the “LCAPA Options”) and 6,400 shares of the Registrant’s Series A Liberty Interactive common stock (“LINTA Options”).  The Registrant retained the services of Mr. Bennett as an employee following his resignation as President of the Registrant in 2006.  He also has continued to serve as a director of the Registrant.

                The options, which have a seven year term, vest in full on the first anniversary of their grant date provided the grantee is serving as a director of the Registrant on such anniversary.  The exercise price for the LCAPA Options is equal to $118.12, the closing sales price for the Series A Liberty Capital common stock on the grant date, and the exercise price for the LINTA Options is equal to $19.96, the closing sales price for the Series A Liberty Interactive common stock on the grant date.

                The Registrant granted the options to the nonemployee directors pursuant to the Registrant’s 2002 Nonemployee Director Incentive Plan (As Amended and Restated  Effective August 15, 2007) and the options to Mr. Bennett pursuant to the Registrant’s 2007 Incentive Plan.

                These grants represent a change in the Registrant’s previously disclosed policy of granting director options once a year immediately following the Registrant’s annual stockholders meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2007

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Executive Vice President, General Counsel and Secretary